Exhibit 99.3

CONSENT OF HOULIHAN LOKEY CAPITAL, INC.

November 1, 2021

The Special Committee of the Board of Directors of Athene Holding Ltd.

Chesney House, First Floor

96 Pitts Bay Road

Pembroke, HMO08, Bermuda

Re: Amendment No. 3 to Registration Statement on Form S-4 of Tango Holdings, Inc. (the “Registration Statement”)

Dear Members of the Special Committee:

Reference is made to our opinion letter (“opinion”), dated March 7, 2021.

Our opinion was provided for the information and assistance of the Special Committee of the Board of Directors of Athene Holding Ltd. (the “Company”) in connection with its evaluation of the transaction contemplated therein and may not be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except, in each instance, in accordance with our prior written consent. We understand that the Company has determined to include our opinion in the above-referenced Registration Statement.

In that regard, we hereby consent to the references to our opinion in the above-referenced Registration Statement on Form S-4 under the captions “SUMMARY - Opinions of the AHL Special Committee’s Financial Advisors”, “THE MERGERS - Background of the Mergers”, “THE MERGERS - Recommendations of the AHL Board of Directors; AHL’s Reasons for the Mergers”, “THE MERGERS - Opinions of the AHL Special Committee’s Financial Advisors”, and “THE MERGERS - Opinion of Houlihan Lokey Capital, Inc.”, and to the inclusion of our opinion in the joint proxy statement/prospectus included in the Registration Statement, appearing as Annex I to such joint proxy statement/prospectus. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the above-mentioned version of the Registration Statement and that our opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement (including any subsequent amendments to the above-mentioned Registration Statement), proxy statement or any other document, except, in each instance, in accordance with our prior written consent.

In giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ HOULIHAN LOKEY CAPITAL, INC.

HOULIHAN LOKEY CAPITAL, INC.